UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Zynerba Pharmaceuticals, Inc.
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ZYNERBA PHARMACEUTICALS, INC.
80 W. LANCASTER AVENUE, SUITE 300
DEVON, PA 19333

SUPPLEMENT TO PROXY STATEMENT FOR THE
2019 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 11, 2019

This proxy statement supplement, dated May 6, 2019 (this “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) of the Board of Directors (the “Board”) of Zynerba Pharmaceuticals, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on April 25, 2019 and relating to the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 11, 2019 at 8:00 a.m. Eastern Daylight Time, at 80 W. Lancaster Avenue, Suite 300, Devon, Pennsylvania 19333.

Withdrawal of Nominee for Election as Director

On May 6, 2019, the Company announced that Thomas L. Harrison, LH.D has resigned as a director of the Board, effective April 30, 2019.  Therefore, the nomination of Dr. Harrison is withdrawn. On May 2, 2019, immediately following Dr. Harrison’s resignation, the Board reduced the size of the board from eight directors to seven directors and, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed John Butler to the Compensation Committee and Pamela Stephenson as the Chair of the Nominating and Corporate Governance Committee. The Compensation Committee now consists of Daniel L. Kisner, MD, Kenneth I. Moch and John Butler, with Dr. Kisner serving as Chair. The Nominating and Corporate Governance Committee now consists of John Butler, Warren D. Cooper, MB, BS, BSc, MFPM, and Pamela Stephenson, with Ms. Stephenson serving as Chair.

Following Mr. Butler’s appointment to the Compensation Committee and Ms. Stephenson’s appointment as Chair of the Nominating and Corporate Governance Committee, the compositions of our Compensation Committee and Nominating and Corporate Governance Committee continue to meet the requirements for independence under the applicable rules and regulations of the SEC and the NASDAQ Stock Market Rules.

Dr. Harrison’s resignation did not result from any disagreement with the Company on any matter relating to its operations, policies or practices.

At the Annual Meeting, seven rather than eight directors will be nominated for election to the board. Each of the seven nominees is named in the 2019 Proxy Statement. These developments do not change the Board’s recommendations, or the Company’s view, on any of the proposals contained in the Proxy Statement.

Additional Information

Stockholders who have already submitted proxies for the Annual Meeting may revoke them, or if they wish to change their vote they may do so by: (i) by written notice of revocation mailed to and received by the Secretary of the Company prior to the date of the Annual Meeting; (ii) by voting again via the Internet or by telephone at a later time; (iii) by executing and delivering to the Secretary of the Company a proxy dated as of a later date than a previously executed and delivered proxy; or (iv) by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, without further action, revoke a proxy. Proxies which have already been submitted, and which are not subsequently revoked or changed as described above, will be voted at the Annual Meeting as indicated. Detailed information regarding voting procedures can be found in the Proxy Statement.

Except as described in this Supplement, the information disclosed in the Proxy Statement continues to apply. To the extent that information in this Supplement differs from information disclosed in the Proxy Statement, the information in this Supplement applies. The Proxy Statement, together with this Supplement, have been filed with the SEC and are also available at http://www.astproxyportal.com/ast/20275/. You may also obtain a copy of our 2018 annual report without charge by sending a written request to Zynerba Pharmaceuticals, Inc., 80 W. Lancaster Avenue, Suite 300, Devon, PA 19333, Attn: Corporate Secretary.